                                   EXHIBIT 11.0


                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                     Computation of Net Loss Per Share (1)
                         FORM 10-Q, September 30, 1997
                 (dollars in thousands, except per share data)

                                                            Three Months                     Nine Months
                                                         Ended September 30,              Ended September 30,
                                                  ------------------------------    ------------------------------
                                                       1997             1996             1997             1996
                                                  -------------    -------------    -------------    -------------
Net Loss                                           $   (7,122)      $   (6,226)        $  (23,781)    $  (17,900)

Weighted Average Common Shares
    Outstanding During Period...............       12,223,309       10,980,103         12,091,960     10,875,798
                                                   ----------       ----------         ----------     ----------
                                                   12,223,309       10,980,103         12,091,960     10,875,798
                                                   ==========       ==========         ==========     ==========

Net Loss Per  Share.........................       $    (0.58)      $    (0.57)        $    (1.97)    $    (1.65)
                                                   ==========       ==========         ==========     ==========

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(1)  Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.